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                                                                   Exhibit 10.16

                      INVENTORY TRADEMARK LICENSE AGREEMENT

     This Inventory Trademark License Agreement ("Agreement") is made and entered into this 14th day of April, 2006, by and between Abbott Laboratories, a corporation organized and existing under the laws of the State of Illinois and having a principal place of business at 100 Abbott Park Road, Abbott Park, Illinois 60064 ("Licensor") and ImaRx Therapeutics, Inc., a corporation organized and existing under the laws of Delaware and having a principal place of business at 1635 East 18th Street, Tucson, Arizona 85719 ("Licensee").

     WHEREAS, Licensor and Licensee (each a "Party" and, collectively, the "Parties") have entered into an Asset Purchase Agreement dated April 10, 2006 (the "Asset Purchase Agreement"), pursuant to which Licensee has agreed to acquire, and Licensor has agreed to sell, certain assets of the Licensor's pharmaceutical products division;

     WHEREAS, the assets to be transferred include an Inventory of the Products (as defined in the Asset Purchase Agreement); and

     WHEREAS, Licensee desires to obtain a trademark and trade name license to promote, market and sell certain Products existing as of the Closing Date (as defined in the Asset Purchase Agreement); and

     WHEREAS, Licensor is willing to grant such a license upon the terms and conditions set forth below.

     NOW, THEREFORE, in consideration of entering into the Asset Purchase Agreement and the mutual agreements and undertakings contained herein and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the Parties agree as follows.

1. DEFINITIONS:

     Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings assigned to them in the Asset Purchase Agreement. For purposes of this Agreement, the following words and phrases shall have the following meanings:

     1.1 "Licensed Marks" shall mean: those trademarks identified on Schedule 1 attached hereto.

     1.2 "Losses" shall mean all damages, liabilities, costs and expenses, including settlement and arbitration costs and reasonable attorneys' fees and costs.

     1.3 "Territory" shall mean, for each Licensed Mark, each of those territories in which Licensor or its Affiliates owns or possesses rights to such Licensed Mark.

2. GRANT


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     2.1 During the term of this Agreement, and subject to the terms and conditions hereof and of the Asset Purchase Agreement, the Licensor hereby grants to the Licensee, in the Territory, an exclusive, fully paid-up, non-transferable and non-assignable license, without the right to sublicense ("Inventory Trademark License"), to use the Licensed Marks solely in connection with the promotion, marketing and sale of the Inventory in the Territory.

     2.2 Notwithstanding anything else in this Agreement to the contrary, absent Licensor's express prior written consent, Licensee's use of the Licensed Marks shall cease at the end of the earlier of (i) the completion of the sale of all Inventory by Licensee, and (ii) the date upon which the expiration date for all Inventory has expired, at which time the Inventory Trademark License shall automatically terminate without further action by either Party and Licensee shall cease all use of the Licensed Marks, except for commercially reasonable ancillary use to the extent required for regulatory purposes relating to the Inventory for a period of up to 24 months after the termination of this Agreement.

     2.4 Without the prior written consent of Licensor, Licensee shall have no power or right to, and shall not, sell, assign, sublicense or otherwise transfer the Inventory Trademark License to any Person, including by a change of control of Licensee, or by operation of law, except for (i) sublicensing, with Licensor's prior written consent, within Licensee's trade channels solely for the purposes of selling and marketing the Inventory, and (ii) to any permitted assignee of Licensee's rights and obligations under the Asset Purchase Agreement to the extent permitted therein.

     2.5 Licensee shall comply with all applicable laws, rules, regulations, ordinances, permits and licenses when exercising its rights under this Agreement, including in the manufacture, promotion, marketing and sale of Products.

3. PROTECTION OF THE LICENSED MARKS

     3.1 Licensee understands and agrees that (a) Licensee shall not directly or indirectly challenge Licensor's sole and exclusive ownership of all right, title and interest in and to the Licensed Marks, including the goodwill associated therewith, and (b) all goodwill arising from the use of the Licensed Marks shall inure solely to the benefit of Licensor. Furthermore, Licensee shall not assist any third party in challenging Licensor's right, title and interest in and to the Licensed Marks.

     3.2 Nothing contained in this Agreement shall be construed as an assignment to the Licensee of any right, title or interest in the Licensed Marks, it being understood that all rights, title and interests relating to the Licensed Marks are expressly reserved by the Licensor except for the rights being expressly licensed hereunder.

     3.3 No right or license as to any of Licensor's intellectual property or products is being granted hereunder, except as expressly provided herein.

     3.4 Licensee shall not use the Licensed Marks other than as permitted hereunder and, in particular, shall not incorporate Licensor's name or the Licensed Marks in Licensee's


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corporate or business name in any manner whatsoever. In using the Licensed
Marks, Licensee will in no way represent that it has any rights, title or interest in the Licensed Marks other than those expressly granted under the terms of this Agreement, and Licensee shall not represent itself as an "authorized representative of," or indicate in any other way any affiliation with, Licensor.

     3.5 Licensor shall, at its expense, use commercially reasonable efforts to maintain in full force and effect all existing registrations of the Licensed Marks until the termination of this Inventory Trademark License. Licensee shall, at Licensor's expense, take all actions reasonably requested by Licensor to assist Licensor in defending or prosecuting any action or suit relating to the Licensed Marks as used in connection with this Agreement.

     3.6 Licensee shall notify Licensor promptly if Licensee learns of any infringement or pending or threatened litigation involving the Licensed Marks as used in connection with this Agreement.

     3.7 Licensee agrees not to adopt or use any trade name or trademark which is confusingly similar or likely to cause confusion with the Licensed Marks. Furthermore, Licensee agrees not to seek registration of any of the Licensed Marks or any trade name or trademark confusingly similar thereto.

4 QUALITY CONTROL

     4.1 Licensee shall use the Licensed Marks only with respect to the promotion, marketing and sale of the Inventory as provided herein, and shall not affix any Licensed Marks to any products other than Products, or use any Licensed Marks in connection with any service (other than as necessary to market and sell Products).

     4.2 All Products promoted, marketed and sold by Licensee under the Licensed Marks shall be of the same quality as the Products sold by Licensor under the Licensed Marks immediately prior to the Closing Date, and Licensee shall otherwise use the Licensed Marks in a manner consistent with Licensor's use, immediately prior to the Closing Date, of the Licensed Marks in connection with the Products. At Licensor's request, Licensee shall provide to Licensor representative samples of Licensee's use of the Licensed Marks and permit Licensor to inspect Licensee's facilities as necessary for Licensor to confirm Licensee's compliance with this Article 4, provided that Licensor agrees to provide a minimum of ten (10) days' prior written notice before conducting any such inspection, and any such inspection shall be conducted during regular business hours and in a manner that is not disruptive to Licensee's business operations.

     4.3 In using the Licensed Marks as permitted hereunder in connection with the promotion, marketing and sale of the Inventory, Licensee shall duly include all notices and legends with respect to the Licensed Marks as may be required by applicable federal, state or local trademark laws or which may be reasonably requested by Licensor.

5. GOODWILL AND IRREPARABLE HARM


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     5.1 Licensee acknowledges that its failure to manufacture, sell, promote, and distribute the Products or otherwise use the Licensed Marks in accordance with the provisions of this Agreement will result in immediate and irreparable damage to Licensor and that Licensor may have no adequate remedy at law for such failures by Licensee.

     5.2 Licensee further agrees that in the event of any breach of this Agreement by Licensee, Licensor, in addition to all other remedies available to it hereunder, shall be entitled to injunctive relief against any such breach as well as such other relief as any court with jurisdiction may deem just and proper.

6. REPRESENTATIONS AND WARRANTIES

     6.1 Licensor represents and warrants to Licensee that it has all rights, power and authority necessary to grant the rights set out in this Agreement.

     6.2 Licensor represents and warrants that Licensee's exercise of its rights under the Inventory Trademark License in accordance with the terms of this Agreement will not, to Licensor's knowledge, infringe upon the trademark rights of any third party. Licensor shall defend, indemnify and hold harmless Licensee and its agents and employees from and against any and all Losses arising out of any claim that, if true, would mean that Licensor has breached the above representation and warranty.

     6.3 Licensee shall defend, indemnify and hold harmless Licensor and its agents and employees from and against any and all Losses arising out of any claim by a third party relating directly or indirectly to Licensee's labeling of the Inventory.

7. TERM

     This Agreement shall commence and be effective upon the Closing Date and shall remain in full force and effect for the term set forth in Section 2.3, unless earlier terminated as follows:

     (a) by mutual written consent of the Parties at any time;

     (b) upon written notice by Licensor if Licensee is in material breach of this Agreement, including exceeding the scope of the Inventory Trademark License or failing to comply with the provisions of Article 4, and Licensee fails to correct said breach to Licensor's reasonable satisfaction within fifteen (15) days after receipt of written notice of such breach from Licensor;

     (c) upon written notice by Licensor if Licensee commits any breach other than a material breach, and Licensee fails to correct said breach to Licensor's reasonable satisfaction within thirty (30) days after receipt of written notice of such breach from Licensor; or


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     (d) automatically in the event that Licensee is adjudged bankrupt or insolvent, or shall generally not pay its debts as they become due, or makes an assignment for the benefit or creditors, or an arrangement pursuant to any bankruptcy law, or if the Licensee discontinues its business related to the Products, or if a receiver is appointed for the Licensee or for the Licensee's business.

8. TERMINATION

     Immediately upon, and at all times after, termination of this Agreement:

     (a) Sections 3.1, Section 3.2, Sections 3.3, and Sections 7 through 16 in their entirety shall survive termination of this Agreement.

     (b) All rights granted to the Licensee shall revert to the Licensor.

     (c) Licensee shall claim no rights to the Licensed Marks, either directly or indirectly, in connection with the manufacture, sale, promotion or distribution of Licensee's products or any other part of Licensee's business.

9. NOTICES

     All communications, notices and consents provided for herein shall be in writing and be given in person or by means of telex, facsimile or other means of wire transmission (with request for assurance of receipt in a manner typical with respect to communications of that type), by overnight courier or by mail, and shall become effective: (a) on delivery if given in person; (b) on the date of transmission if sent by telex, facsimile or other means of wire transmission;
(c) one (1) business day after delivery to the overnight service; or (d) four
(4) business days after being deposited in the United States mails, with proper postage and documentation, for first-class registered or certified mail, prepaid.

     Notices shall be addressed as follows:

          If to Licensee, to:

               ImaRx Therapeutics,  Inc.
               1635 East 18th Street
               Tucson, Arizona 85719
               Attn: Greg Cobb
               Facsimile Number: (520) 791-2437

          with copies to:

               DLA Piper Rudnick Gray Cary LLP
               701 Fifth Avenue, Ste 700
               Seattle, Washington 98104
               Attn: Jeff Harmes


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               Facsimile Number: (206) 839-4801

          If to Licensor, to:

               Abbott Laboratories
               100 Abbott Park Road
               Building AP6D, Department 364
               Abbott Park, Illinois 60064-6020
               Attn: General Counsel
               Facsimile Number: (847) 938-6277

provided, however, that if any party shall have designated a different address by notice to the others, then to the last address so designated.

10. RELATIONSHIP OF THE PARTIES

     This Agreement does not create an employment agreement, agency, partnership, franchise or joint venture relationship between the Parties, and the Licensee shall have no power to obligate or bind the Licensor in any manner whatsoever.

11. APPLICABLE LAW

     This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware without regard to the conflicts of laws provisions of any jurisdiction.

12. NO ASSIGNMENT

     (a) The rights, duties, benefits and obligations of each Party hereto shall inure to the benefit of and be binding upon any successors, assigns or delegates permitted under this Section 12.

     (b) Licensee shall not assign or otherwise transfer (whether by change of control, merger, consolidation, operation of law or otherwise) this Agreement, or sublicense or delegate any of its rights or benefits, duties or obligations hereunder without Licensor's prior written consent. Any attempted assignment or other transfer or delegation without Licensor's prior written consent shall be null, void and without effect. The restrictions in this Section 12(b) shall not apply to any transfer or assignment of Licensee's rights and obligations under the Asset Purchase Agreement which are permitted under the terms of that agreement.

13. CAPTIONS


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     The captions used in connection with the paragraphs and sub-paragraphs of this Agreement are inserted only for purpose of reference. Such captions shall not be deemed to govern, limit, modify or in any other manner affect the scope, meaning or intent of the provisions of this Agreement or any part thereof, nor shall such captions otherwise be given any legal effect.

14. CONSTRUCTION

     The language in all parts of this Agreement shall be construed, in all cases, according to its fair meaning. The Parties acknowledge that each Party and its counsel have reviewed and revised this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement. Words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other gender as the context requires. The terms "hereof," "herein," and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. Article, Section and Schedule references are to the Articles, Sections and Schedules to this Agreement unless otherwise specified. Unless otherwise stated, all references to any agreement shall be deemed to include the exhibits, schedules and annexes to such agreement. The word "including" and words of similar import when used in this Agreement shall mean "including, without limitation," unless the context otherwise requires or unless otherwise specified. The word "or" shall not be exclusive. Unless otherwise specified in a particular case, the word "days" refers to calendar days. References herein to this Agreement or any other agreement shall be deemed to refer to this Agreement or such other agreement as of the date of such agreement and as it may be amended thereafter, unless otherwise specified.

15. ENTIRE AGREEMENT; NO WAIVER

     This Agreement and the provisions of any other agreement specifically referenced herein constitute the entire understanding between the parties concerning the subject matter hereof and supersede all written or oral prior agreements or understandings with respect thereto. No waiver or modification of any terms of this Agreement shall be valid unless in writing and signed by an authorized representative of both parties. The failure of either Party to enforce any condition or part of this Agreement at any time shall not be construed as a waiver of that condition or part, nor shall it forfeit any rights to future enforcement thereof.

16. SEVERABILITY

     In the event that any provision of this Agreement is judicially determined to be void or unenforceable, such provision shall be construed to be separable from the other provisions of this Agreement which shall retain full force and effect.

17. CONSIDERATION


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     The parties' mutual obligations under this Agreement and their agreement to enter into the Asset Purchase Agreement constitute good and valuable consideration, the sufficiency of which is hereby acknowledged.


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     IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed on its behalf by its duly authorized officer, all as of the date first set forth above.

IMARX THERAPEUTICS, INC.:                ABBOTT LABORATORIES:


BY: /s/ Evan C. Unger                   BY: /s/ Sean E. Murphy
    --------------------------------        --------------------------------
    Evan C. Unger                           Sean E. Murphy
TITLE: President and CEO                TITLE: Vice President, Global Licensing/
                                               New Business Development
DATE: April 18, 2006                    DATE: April 17, 2006
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                                   SCHEDULE 1

ABBOKINASE